SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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TriNet Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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TRINET GROUP, INC.

1100 San Leandro Blvd., Suite 400

San Leandro, CA 94577

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 21, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of TRINET GROUP, INC., a Delaware corporation. The meeting will be held on Thursday, May 21, 2015 at 9:00 a.m. local time at the offices of TriNet Group, Inc., 1100 San Leandro Blvd., Suite 400, San Leandro, CA 94577 for the following purposes:

1.	To elect our three nominees for director to hold office until the 2018 Annual Meeting of Stockholders;

2.	To approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in this proxy statement;

3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our Named Executive Officers;

4.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is March 24, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Gregory L. Hammond

Secretary

San Leandro, California

April 2, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TRINET GROUP, INC.

1100 San Leandro Blvd., Suite 400

San Leandro, CA 94577

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In this proxy statement, “we”, “us”, “our” and “TriNet” refer to TriNet Group, Inc.

We intend to mail the Notice on or about April 2, 2015 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 12, 2015.

How do I attend the annual meeting?

The meeting will be held on Thursday, May 21, 2015 at 9:00 a.m. local time at the offices of TriNet Group, Inc., 1100 San Leandro Blvd., Suite 400, San Leandro, CA 94577. Directions to the annual meeting may be found at www.proxyvote.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 24, 2015 will be entitled to vote at the annual meeting. On this record date, there were 70,200,924 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 24, 2015 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return a proxy card or vote by proxy, over the telephone or on the internet as instructed in the below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 24, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of three directors;

•	Advisory approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement in accordance with SEC rules;

•	Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of our Named Executive Officers; and

•	Ratification of selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

What if another matter is properly brought before the meeting?

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the proxyholders named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, or by proxy over the telephone, through the internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting, at which we will give you a ballot upon request.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card before the annual meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 20, 2015 to be counted.

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To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on May 20, 2015 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from TriNet. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 24, 2015.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2 or 3 without your instructions, but may vote your shares on Proposal 4.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, “For” the advisory approval of executive compensation, for “One Year” as the preferred frequency of advisory votes to approve executive compensation and “For” ratification of selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for its fiscal year ending December 31, 2015. If any other matter is properly presented at the meeting, your proxyholder will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, members of the Board and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	you may submit another properly completed proxy card with a later date;

•	you may grant a subsequent proxy by telephone or through the internet;

•	you may send a timely written notice that you are revoking your proxy to our Secretary at 1100 San Leandro Blvd., Suite 400, San Leandro, CA 94577; or

•	you may attend the annual meeting and vote in person(simply attending the meeting will not, by itself, revoke your proxy).

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 4, 2015 to our Secretary at 1100 San Leandro Blvd., Suite 400, San Leandro, CA 94577, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2016 Annual Meeting of Stockholders is held before April 21, 2016 or after June 20, 2016 then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2015 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) that is not to be included in next year’s proxy materials, the proposal must be received by our Corporate Secretary not later than the close of business on February 21, 2016 nor earlier than the close of business on January 22, 2016; provided, however, that if our 2015 Annual Meeting of Stockholders is held before April 21, 2016 or after June 20, 2016 then the proposal must be received not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors	Nominees receiving the most “For” votes	No effect	None

2	Advisory approval of the compensation of our Named Executive Officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

3	Advisory vote on the frequency of stockholder advisory votes on executive compensation	The frequency receiving the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote on the matter	No effect	None

4	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 70,200,924 shares outstanding and entitled to vote. Thus, the holders of 35,100,463 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, it intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has eight members. There are three directors in the class whose term of office expires in 2015. Each of the nominees listed below is currently a member of our Board who has been recommended for reelection by the Nominating and Corporate Governance Committee and nominated for reelection by the Board. If elected at the annual meeting, each of these nominees would serve until the 2018 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite and encourage directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. This means that the three nominees receiving the highest number of affirmative votes, even if less than a majority of the shares outstanding on the record date, will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-year Term Expiring at the 2018 Annual Meeting

H. Raymond Bingham, 69, has been a member of the Board since July 2008 and has served as our Chairman since January 2010. He is an Advisory Director of General Atlantic LLC and served as a Managing Director from September 2006 to December 2010. He was Executive Chairman of the board of directors of Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from May 2004 to July 2005, and served as a director of Cadence from November 1997 to July 2005. Prior to his role as Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004 and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Mr. Bingham also serves as a director of Flextronics International Ltd., Oracle Corporation and Dice Holdings, Inc. Mr. Bingham holds a B.S. in Economics from Weber State University and an M.B.A. from Harvard Business School. Additionally, he was awarded an Honorary Doctorate of Humanities from Weber State University. The Nominating and Corporate Governance Committee has recommended Mr. Bingham as a nominee to serve on the Board based on his broad and extensive experience serving in management roles at technology companies, including as chief executive officer and chief financial officer, as well as his experience as an Advisory Director of General Atlantic. The Nominating and Corporate Governance Committee believes that Mr. Bingham’s significant service on the board of directors of other publicly traded technology companies and his extensive knowledge and experience managing portfolio companies both within and outside our industry brings unique insight to the Board.

Katherine August-deWilde, 67, has been a member of the Board since October 2013. Since September 2007, Ms. August-deWilde has served as the President and Chief Operating Officer of First Republic Bank, a commercial bank specializing in private banking, business banking and wealth management. Ms. August-deWilde has served in various roles at First Republic Bank since 1985, including as Chief Financial Officer and

Executive Vice President and Chief Operating Officer. Prior to joining First Republic Bank, Ms. August-deWilde served as Vice President and Treasurer, and later as Senior Vice President and Chief Financial Officer, at PMI Mortgage Insurance Co. from 1979 to 1985. From 1975 to 1979, she was an associate at McKinsey & Company. Ms. August-deWilde has also served on the board of directors of First Republic Bank since 1988. She is a Trustee of the Boys & Girls Clubs of San Francisco, a member of the Advisory Council of the Stanford Center on Longevity, and a member of the Stanford Graduate School of Business Advisory Council. Ms. August-deWilde holds a B.A. from Goucher College and an M.B.A. from Stanford University. The Nominating and Corporate Governance Committee has recommended Ms. August-deWilde as a nominee to serve on the Board based on her business acumen and financial expertise and her experience as a chief financial officer.

Kenneth Goldman, 65, has been a member of the Board since August 2009. Since October 2012, Mr. Goldman has served as the Chief Financial Officer of Yahoo! Inc., an internet services company. Prior to joining Yahoo!, Mr. Goldman served as Chief Financial Officer of Fortinet Inc., a provider of unified threat management solutions, from September 2007 to October 2012. From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc., a provider of mobile enterprise software. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services, which was acquired by Oracle Corporation in January 2006. Mr. Goldman was appointed in January 2015 to a three-year term to the Public Company Accounting Oversight Board’s (PCAOB’s) Standing Advisory Group (SAG), an organization that provides advice and insight on the need to formulate new accounting standards or change existing standards. Mr. Goldman serves on the board of directors of GoPro, Inc., NXP Semiconductors N.V., Gigamon Inc. and Yahoo! Japan. Mr. Goldman is also a Trustee Emeritus on the board of trustees of Cornell University. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School. The Nominating and Corporate Governance Committee has recommended Mr. Goldman as a nominee to serve on the Board based on his significant experience as a chief financial officer of public companies.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2016 Annual Meeting

Martin Babinec, 60, founded TriNet in 1988 and has served on the Board since that time, acting as Chairman until December 2009. From 1988 until May 2008, he also served as our Chief Executive Officer. Mr. Babinec also founded and serves as Chairman of Upstate Venture Connect and co-founded and serves as Chairman of the StartFast Venture Accelerator and IntroNet Corporation. Prior to founding TriNet, Mr. Babinec served in senior human resources management positions at the Navy Exchange, an international retailer. Mr. Babinec holds a B.S. in Business Administration from Shippensburg University. The Nominating and Corporate Governance Committee believes that Mr. Babinec is qualified to serve on the Board based on his significant business experience both inside and outside our industry, and because his role as our founder and former Chief Executive Officer brings unique insight to the Board.

Wayne B. Lowell, 59, has been a member of the Board since 2009. Since early 2012, Mr. Lowell has been serving as Chairman and Chief Executive Officer of Senior Whole Health Holdings, Inc., a health insurance company focused on providing health insurance coverage to senior citizens. From October 2007 to July 2008, Mr. Lowell served as Chief Executive Officer of Wellmed Medical Management, Inc., a physician healthcare services company. From 1998 to September 2007 and July 2008 to June 2012, he served as President of Jonchra Associates, LLC, which provides strategic, operating and financial advice to senior management of private-equity funded and publicly held entities. From 1986 to 1998, he worked for PacifiCare Health Systems (now part of United Healthcare). At PacifiCare, he held various positions of increasing authority, ultimately serving as Executive Vice President, Chief Financial Officer and Chief Administrative Officer. From January 2010 to June

2013, Mr. Lowell served on the board of directors of Addus Homecare Corp., and from August 2007 to March 2011, he served on the board of directors of Insight Health Services Holdings Corp. Mr. Lowell holds a B.S. in accounting from the University of Maryland and an M.B.A. from the University of California at Irvine. Mr. Lowell is a Certified Public Accountant. The Nominating and Corporate Governance Committee believes that Mr. Lowell is qualified to serve on the Board based on his years of experience in the health care industry and his experience as a chief financial officer.

Directors Continuing in Office Until the 2017 Annual Meeting

Burton M. Goldfield, 59, joined TriNet in May 2008 succeeding Martin Babinec, our founder, as Chief Executive Officer, and has served a member of the Board since that time. From 2006 to 2008, Mr. Goldfield was Chief Executive Officer of Ketera Technologies, Inc., a provider of on-demand Software-as-a-Service management solutions. From 2004 to 2006, he was the Senior Vice President of Worldwide Field Operations at Hyperion Solutions Corporation, a business performance management software company, which was ultimately acquired by Oracle Corporation. Earlier, he was with Rational Software Corporation for 13 years in a variety of management capacities, and subsequently Vice President of Worldwide Sales for IBM Corporation, Rational Software division upon the acquisition of Rational by IBM. Mr. Goldfield also serves on the board of directors of Dice Holdings, Inc. Mr. Goldfield holds a B.S. in biomedical engineering from Syracuse University and an M.B.A. from Villanova University. The Nominating and Corporate Governance Committee believes that Mr. Goldfield is qualified to serve on the Board based on his significant business experience both inside and outside our industry, and because his role as our Chief Executive Officer brings unique insight to the Board.

David C. Hodgson, 58, has been a member of the Board since 2005 and is a Managing Director of General Atlantic LLC. He joined General Atlantic in 1982, helped found their partnership, and has over 30 years of experience identifying and assisting portfolio companies worldwide in all areas of their development. Mr. Hodgson serves on the boards of directors of a number of public and private companies including Pierpont Securities, Alignment Healthcare and Hyperion Insurance Group Limited. Mr. Hodgson is chairman of the boards of trustees of Johns Hopkins Medicine, Johns Hopkins Hospital System, Manhattan Theatre Club and Echoing Green. He also serves as a trustee of Dartmouth College and Johns Hopkins University. Mr. Hodgson holds an A.B. in Mathematics and Social Sciences from Dartmouth College and a M.B.A. from the Stanford University Graduate School of Business. The Nominating and Corporate Governance Committee believes that Mr. Hodgson is qualified to serve on the Board based on his experience as a Managing Director of General Atlantic.

John H. Kispert, 51, has been a member of the Board since May 2014. Mr. Kispert was hired as President and Chief Executive Officer of Spansion, Inc. in February 2009 to oversee that company’s reorganization of its business, and served in this capacity and on its board of directors from February 2009 until March 2015, when the company was sold to Cypress Semiconductor Corporation. Mr. Kispert also served as Interim Chief Financial Officer of Spansion from April 2009 through May 2009. From 1995 through January 2009, Mr. Kispert served in a number of finance and operational roles at KLA-Tencor Corporation, a supplier of semiconductor manufacturing process control and yield management solutions, including serving as President and Chief Operations Officer from January 2006 to January 2009 and also serving as Executive Vice President and Chief Financial Officer from March 2000 to December 2005. In 2004, Mr. Kispert also assumed responsibility for Global Service Business, Information Technology and Human Resources at KLA-Tencor. Prior to KLA-Tencor, Mr. Kispert held several senior management positions with IBM Corporation. Mr. Kispert has also served as a director of Extreme Networks, Inc., a network hardware company, since May 2009 and as a director of Gigamon Inc., a provider of traffic visibility solutions, since December 2013. Mr. Kispert holds a Master of Business Administration degree from the University of California, Los Angeles and a Bachelor of Arts degree in Political Science from Grinnell College. The Nominating and Corporate Governance Committee believes that Mr. Kispert is qualified to serve on the Board based on his experience as a director, chief executive officer and chief financial officer of public companies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

Generally, under the listing requirements and rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. The Board has undertaken a review of its composition, the composition of its committees and the independence of each director. The Board has determined that, other than Mr. Goldfield, by virtue of his position as Chief Executive Officer, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the listing requirements and rules of the NYSE. Accordingly, a majority of the members of the Board is independent, as required under applicable NYSE rules. In making this determination, the Board considered the current and prior relationships that each non-employee director has with TriNet and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

We believe that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. We also believe that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its shareholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole. The current Chairman, Mr. Bingham, has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Board has also appointed Mr. Bingham to serve as the Board’s lead independent director. As lead independent director, Mr. Bingham presides over periodic meetings of the Board’s independent directors, serves as a liaison between our Chief Executive Officer and the independent directors and performs such additional duties as the Board may otherwise determine and delegate.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for TriNet. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the entire Board meets with the head of our risk management group at least annually, and the applicable Board committees meet at least annually with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from the head of risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Board’s lead independent director the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of The Board of Directors

The Board met five times during 2014. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. In addition, in 2014, our non-management directors met five times in regularly scheduled executive sessions at which only non-management directors were present. Mr. Bingham, as our lead director, presided over the executive sessions.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for each of the Board committees in 2014:

Name	Audit		Compensation		Nominating and Corporate Governance
Burton M. Goldfield
H. Raymond Bingham			X	*	X
Katherine August-deWilde	X				X
Martin Babinec
Kenneth Goldman	X	*
David C. Hodgson					X	*
John H. Kispert			X
Wayne B. Lowell	X		X
Total meetings in fiscal 2014	8		2		1

*Committee Chairperson

Audit Committee

The Board has determined that each member of the Audit Committee is independent under NYSE listing standards and Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is an “audit committee financial expert” within the meaning of SEC regulations, and has the requisite financial expertise required under the applicable requirements of the NYSE. In arriving at this determination, the Board examined each Audit Committee member’s scope of experience and the nature of his or her employment in the corporate finance sector. The primary functions of this committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;

•	monitoring the rotation of partners on the engagement team of our independent registered public accounting firm;

•

reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	considering and approving or disapproving of all related party transactions;

•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	conducting an annual assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

The Audit Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.

Report of the Audit Committee of the Board of Directors(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Kenneth Goldman

Katherine August-deWilde

Wayne B. Lowell

Compensation Committee

The Board has determined that each member of the Compensation Committee is independent under NYSE listing standards and Rule 10C-1 promulgated under the Exchange Act, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code. The functions of this committee include:

•

determining and approving goals or objectives relevant to the compensation of our executive officers, evaluating their performance in light of such goals and objectives and their compensation and other terms of employment in light of such performance goals and objectives, including reviewing and approving any employment agreements, severance agreements, change in control provisions and any other compensatory arrangements;

•	reviewing and approving the compensation of Board members, including consulting, retainer, Board meeting, committee and committee chair fees and equity grants or awards;

•

overseeing administration of our equity incentive plans, establishing guidelines, interpreting plan documents, approving grants and awards, and exercising such other power and authority as may be permitted or required under such plans;

•	reviewing and recommending to the Board the adoption, amendment and termination of our equity incentive plans;

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

•

assessing the independence of each compensation consultant, legal counsel and other advisor to the committee, in accordance with and to the extent required by applicable law and the listing requirements of any stock exchange on which any of our capital stock is listed;

•

reviewing and discussing with our management the disclosures contained under the caption “Compensation Discussion and Analysis” for use in any of our annual reports on Form 10-K, registration statements or proxy statements, in accordance with and to the extent required by applicable law and the listing requirements of any stock exchange on which our capital stock is listed, and recommending to the Board that such CD&A be approved for inclusion therein;

•

preparing and reviewing the committee’s report on executive compensation to be included in our annual proxy statement, in accordance with and to the extent required by applicable law and the listing requirements of any stock exchange on which our capital stock is listed;

•	investigating any matter brought to the attention of the committee within the scope of its duties if, in the judgment of the committee, such investigation is appropriate;

•	reviewing and assessing the adequacy of the committee’s charter periodically and recommending any proposed changes to the Board for approval; and

•	conducting an evaluation of the performance of the committee periodically.

The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets regularly during the year. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, often in consultation with the Chief Executive Officer, Senior Vice President of Human Resources, and our outside compensation consultants, if applicable. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives.

The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, and taking into consideration the six factors prescribed by the SEC and NYSE, the Compensation Committee engaged Compensia as compensation consultants. The Compensation Committee requested that Compensia:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals;

•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy;

•	develop a compensation peer group to be used in the development of competitive compensation levels and practices;

•	evaluate the competitiveness of our executive and director compensation programs; and

•	assist with the development of our executive compensation-related disclosure in consultation with our outside legal advisers.

As part of its engagement, Compensia was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia presented its analysis to the Compensation Committee for its consideration. Management also evaluated the analysis and provided input for the Committee’s consideration. Following an active dialogue with Compensia and management, the Compensation Committee established the 2014 executive compensation program discussed in the Compensation Discussion and Analysis section of this proxy statement.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: (1) the determination of compensation levels and (2) the establishment of performance objectives for the current year. For executive officers other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, total compensation that may become payable to executives, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies.

The specific determinations of the Compensation Committee with respect to executive compensation for 2014 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

H. Raymond Bingham

John Kispert

Wayne B. Lowell

Nominating and Corporate Governance Committee

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the NYSE listing standards. The functions of this committee include:

•	reviewing periodically and evaluating director performance on the Board and its applicable committees, and recommending to the Board and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on the Board;

•	reviewing and recommending to the Board any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Nominating and Corporate Governance Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and TriNet, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to TriNet during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In 2014, the Nominating and Corporate Governance Committee paid a fee to Heidrick & Struggles to assist in the process of identifying or evaluating director candidates.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 1100 San Leandro Blvd., Suite 400, San Leandro, CA 94577. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. Any interested person may, however, communicate directly with the presiding lead director or the independent or non-management directors. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues are referred to the procedures for such communications on our website.

Business Ethics Policy

The Board has adopted a business ethics policy that applies to all of our corporate employees, executive officers and directors, including those executive officers responsible for financial reporting. Our business ethics policy is available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. We intend to disclose any amendments to this policy, or any waivers of its requirements, on our website or in public filings to the extent required by applicable SEC rules or exchange requirements.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. Our Corporate Governance Guidelines are available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. The compensation of our Named Executive Officers subject to the vote is disclosed in Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this proxy statement.

Our executive compensation program is designed not only to retain and attract highly qualified and effective executives, but also to motivate them to substantially contribute to TriNet’s future success for the long-term benefit of stockholders and reward them for doing so. Accordingly, the Board and the Compensation Committee believe that there should be a strong relationship between pay and corporate performance (both financial results and stock price), and our executive compensation program reflects this belief. As described more fully in the Compensation Discussion & Analysis beginning on page 24 of this proxy statement, our Named Executive Officers are compensated in a manner consistent with our compensation philosophy and the policies and practices described in this proxy statement. Some highlights, which are discussed further in the Compensation Discussion & Analysis, of the consistency between the compensation of our Named Executive Officers and our compensation philosophy are as follows:

•

Annual incentive and long-term incentive compensation represent a significant portion of our executive compensation program. This variable compensation is “at risk” and directly dependent upon the achievement of pre-established corporate goals or stock price appreciation. In fiscal 2014, 74% of our Chief Executive Officer’s total direct compensation consisted of variable, at-risk components. With respect to the other Named Executive Officers, 62% – 67% of their fiscal 2014 total direct compensation consisted of variable, at-risk components.

•

Annual cash incentive bonuses for fiscal 2014 were tied to meeting challenging target levels for Net Service Revenues and Adjusted EBITDA, as well as individual management business objectives. Based upon the level of achievement of both the corporate financial objectives and management business objectives, bonus awards for our Named Executive Officers ranged from $130,400 to $448,500, including a bonus award in the amount of $448,500 to our Chief Executive Officer (representing 75% of his target cash bonus opportunity).

•

In March 2015, the Compensation Committee modified the long-term incentive compensation element of our executive compensation program to add performance stock unit (“PSU”) awards to the mix of equity vehicles to be granted to our executives, including our Named Executive Officers. These PSU awards, which were granted for the first time in fiscal 2015, are intended to represent 33.3% of each executive’s annual long-term incentive compensation award value in fiscal 2015). For additional details regarding our new PSU program see “Compensation Elements – Introduction of Performance Stock Unit Awards” on page 36 of this proxy statement.

We urge you to read the Compensation Discussion & Analysis, as well as the related compensation tables and the accompanying narrative disclosure contained in this proxy statement for detailed information on our executive compensation program, including our compensation philosophy, policies and practices, as well as the processes the Compensation Committee used to determine the design and amounts of the compensation of our Named Executive Officers in fiscal 2014.

The Board believes that the information provided above and within the Compensation Discussion and Analysis, the related compensation tables and the accompanying narrative disclosure contained in this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that the interests of our Named Executive Officers are aligned with the interests of our stockholders to support long-term value creation.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to TriNet’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or TriNet. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executives, the next scheduled say-on-pay vote will be at the 2016 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act enable our stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our Named Executive Officers as disclosed in our proxy statement. In accordance with the Dodd-Frank Act, we are asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote.

After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of our Named Executive Officers be submitted to the stockholders once every year. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, stockholders on corporate governance matters and executive compensation philosophy, policies and practices.

While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our Named Executive Officer compensation practices should be held every year, every other year or every three years. The alternative among one year, two years or three years that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be deemed to be the frequency preferred by the stockholders. The Board is asking the stockholders to indicate their support for holding a non-binding advisory vote on the approval of our Named Executive Officer compensation practices every year by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the frequency of every year is hereby APPROVED as the frequency preferred by stockholders for the solicitation of advisory stockholder approval of the compensation paid to TriNet’s Named Executive Officers.”

The Board and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ preference and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on the Board or TriNet, the Board may decide that it is in the best interests of the stockholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of management or the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited our financial statements since 1996. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of TriNet and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Ernst & Young.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for 2014 and 2013 by Ernst & Young.

	Fiscal Year Ended December 31,
	2014	2013
	(in thousands)
Audit Fees(1)	$1,456	$1,271
Audit-related Fees(2)	1,826	1,863
Tax Fees(3)	223	90

Total Fees	$3,505	$3,224

(1)

Audit Fees included fees for professional services rendered for the audits of the Company’s 2014 and 2013 annual consolidated financial statements, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2014.

(2)

For 2014, Audit-related Fees included fees paid for services relating to our March 2014 initial public offering and September 2014 secondary public offering of common stock. For 2013, All Other Fees included fees paid for services relating to our initial public offering and acquisition of Ambrose.

(3)	Tax fees include fees for tax compliance, tax advice and tax planning, and other tax services rendered in connection with the Company’s debt and equity financings.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally requires pre-approval in the specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 16, 2015, information regarding beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our Named Executive Officers;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o TriNet Group, Inc., 1100 San Leandro Blvd., Suite 400, San Leandro, CA 94577.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Holders:
David C. Hodgson(2)(3)	20,430,200	29.0%
Funds Affiliated with General Atlantic(3).	20,091,312	28.6%
Wellington Management Group LLC(4)	5,985,991	8.5%
Martin Babinec(5)	5,096,744	7.2%
T. Rowe Price Associates, Inc.(6)	3,927,518	5.6%

Directors and Named Executive Officers:
Katherine August-deWilde(7)	141,058	*
Martin Babinec(5)	5,096,744	7.2%
H. Raymond Bingham(8)	458,276	*
Burton M. Goldfield(9)	1,692,295	2.4%
Kenneth Goldman(10)	260,000	*
Gregory L. Hammond(11)	282,052	*
David C. Hodgson(2)(3)	20,430,200	29.0%
John Kispert	82,480	*
Wayne B. Lowell(12)	250,000	*
William Porter(13)	961,384	1.4%
John Turner(14)	242,161	*
All executive officers and directors as a group (11 persons)(15)	29,896,650	42.0%

*	Less than one percent.
(1)

This table is based upon information supplied by executive officers, directors and certain principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 70,369,698 shares outstanding on March 16, 2015, adjusted as required by rules promulgated by the SEC. Common stock subject to stock options currently exercisable or exercisable within 60 days of March 16, 2015, or issuable upon settlement of restricted stock units within 60 days of March 16, 2015, is deemed to be outstanding for computing the percentage ownership of the person holding these options or restricted stock units and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

(2)

Includes (i) the shares described in footnote 3 below and (ii) 60,000 shares issuable pursuant to stock options exercisable within 60 days after March 16, 2015. Mr. Hodgson disclaims beneficial ownership of all shares held by GA TriNet and HR Acquisitions except to the extent of his pecuniary interest therein.

(3)

Includes (i) 18,972,325 shares owned by GA TriNet, LLC (“GA TriNet”) and (ii) 1,118,987 shares owned by HR Acquisitions, LLC (“HR Acquisitions”). The members of GA TriNet are General Atlantic Partners 79, L.P., a Delaware limited partnership (“GAP 79”), General Atlantic Partners 84, L.P., a Delaware limited partnership (“GAP 84”), GAP-W, LLC, a Delaware limited liability company (“GAP-W”), GapStar, LLC, a Delaware limited liability company (“GapStar”), GAP Coinvestments CDA, L.P., a Delaware limited partnership (“GAPCO CDA”), GAP Coinvestments III, LLC, a Delaware limited liability company (“GAPCO III”), GAP Coinvestments IV, LLC, a Delaware limited liability company (“GAPCO IV”), and GAPCO GmbH & Co. KG, a German limited partnership (“GAPCO KG”). The members of HR Acquisitions are GAP 84, GAP-W, GapStar, GAPCO CDA, GAPCO III, GAPCO IV and GAPCO KG (together with GAP 79, the “GA Funds”). General Atlantic GenPar, L.P. (“GA GenPar”) is the general partner of GAP 84 and the manager of GAP-W. General Atlantic LLC (“GA LLC”) is the general partner of GA GenPar, the general partner of GAP 79 and GAPCO CDA and the managing member of GAPCO III and GAPCO IV. GAPCO Management GmbH (“Management GmbH”) is the general partner of GAPCO KG. The Managing Directors of GA LLC (the “GA Managing Directors”) control the voting and investment decisions made by GAPCO KG and Management GmbH. The GA Managing Directors are Steven Denning (Chairman), William E. Ford (Chief Executive Officer), John Bernstein, J. Frank Brown, Gabriel Caillaux, Andrew Crawford, Mark Dzialga, Cory Eaves, Martin Escobari, Patricia Hedley, Rene Kern, Jonathan Korngold, Christopher Lanning, Jeff Leng, Anton Levy, Adrianna Ma, Thomas Murphy, Sandeep Naik, Andrew Pearson, Brett Rochkind, David Rosenstein, Philip Trahanas, Robbert Vorhoff and Mr. Hodgson, who is a member of the Board. Certain GA Managing Directors are the members of GapStar. GA TriNet, HR Acquisitions, GAP 79, GAP 84, GAP-W, GAPCO III, GAPCO IV, GAPCO CDA, GAPCO KG, GapStar, Management GmbH, GA GenPar and GA LLC are a “group” within the meaning of Rule 13d-5 of the Exchange Act. The GA Managing Directors may be deemed to share voting and dispositive power with respect to shares and interests held by the GA Funds. The GA Funds control GA TriNet and HR Acquisitions by virtue of their ownership of all of the interests of GA TriNet and HR Acquisitions. Consequently, GA TriNet and HR Acquisitions, the GA Funds, GA LLC and GA Managing Directors may, from time to time, consult among themselves and coordinate the voting and disposition of the shares held by GA TriNet and HR Acquisitions. The mailing address of the foregoing General Atlantic entities is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd Floor, New York, NY 10055. The mailing address of GAPCO KG and Management GmbH is c/o General Atlantic GmbH, Maximilianstrasse 35b, 80539 Munich, Germany.

(4)

Based on information supplied by Wellington Capital Management Company, LLP in a Schedule 13G filed with the SEC on February 12, 2015. According to the Schedule 13G, Wellington Capital Management Company, LLP, is an investment adviser and the securities are owned by its clients, and Wellington Capital Management Company, LLC has shared power to vote or direct the vote of 5,334,826 shares and shared power to dispose or to direct the disposition of all 5,985,991 shares as of December 31, 2014. The address of Wellington Capital Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210.

(5)

Includes (i) 4,241,020 shares held by Martin and Krista Babinec, Trustees of The Babinec Family Trust, for which Mr. Babinec has sole voting and investment power and (ii) 855,724 shares held by the Babinec 2008 Children’s Trust, for which Mr. Babinec shares voting and investment power.

(6)

Based on information supplied by T. Rowe Price Associates, Inc. in a Schedule 13G filed with the SEC on February 12, 2015. According to the Schedule 13G, T. Rowe Price Associates, Inc. is an investment adviser and has the securities are owned by its clients, and T. Rowe Price Associates, Inc. has the sole power to vote or direct the vote of 461,900 shares and sole dispositive power for all 3,927,518 shares as of December 31, 2014. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(7)

Includes (i) 49,984 shares issuable pursuant to stock options exercisable within 60 days after March 16, 2015 and (ii) 91,074 shares held by DeWilde Family Trust dated June 21, 1990, for which Ms. August-deWilde shares voting and investment power.

(8)	Includes (i) 90,000 shares issuable pursuant to stock options exercisable within 60 days after March 16, 2015.
(9)

Includes (i) 184,134 shares issuable pursuant to stock options exercisable within 60 days after March 16, 2015, (ii) 2,176 restricted stock units which vest within 60 days after March 16, 2015 (iii) 1,335,985 shares held by Burton M. Goldfield and Maud Carol Goldfield, Trustees of the Burton M. and Maud Carol Goldfield Trust u/a/d 12/6/00, for which Mr. Goldfield shares voting and investment power and (iv) 170,000 shares held by Burton M. Goldfield and Carol Maud Goldfield, Trustees of the Alec Thunder Goldfield 2011 Irrevocable Trust, for which Mr. Goldfield shares voting and investment power.

(10)

Includes (i) 200,000 shares held by the Goldman-Valeriote Family Trust dated 11/15/95, for which Mr. Goldman shares voting and investment power and (ii) 60,000 shares issuable pursuant to stock options exercisable within 60 days after March 16, 2015.

(11)

Includes (i) 248,428 shares held by the Gregory Lewis Hammond Living Trust, for which Mr. Hammond has sole voting and investment power and (ii) 33,624 shares issuable pursuant to stock options exercisable within 60 days after March 16, 2015.

(12)

Includes (i) 60,000 shares issuable pursuant to stock options exercisable within 60 days after March 16, 2015 and (ii) 190,000 shares held by the Wayne and Nan Lowell Revocable Trust dated February 2, 1991, for which Mr. Lowell shares voting and investment power.

(13)

Includes (i) 108,000 shares in each of three irrevocable trusts, for a total of 324,000 shares, for which Mr. Porter has sole voting and investment power, (ii) 147,321 shares issuable pursuant to stock options exercisable within 60 days after March 16, 2015 and (iii) 684 restricted stock units which vest within 60 days after March 16, 2015.

(14)	Includes (i) 137,779 shares issuable pursuant to stock options exercisable within 60 days after March 16, 2015 and (ii) 622 restricted stock units which vest within 60 days after March 16, 2015.
(15)

Consists of (i) 29,050,346 shares held by the directors and executive officers, (ii) 842,822 shares issuable pursuant to stock options held by such persons that are exercisable within 60 days after March 16, 2015 and (iii) 3,482 restricted stock units held by such persons that will vest within 60 days after March 16, 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except that in a Form 4 that was filed by Mr. Hodgson on December 19, 2014 (otherwise timely disclosing transactions in our common stock), he disclosed that his dependent owned 500 shares of our common stock on November 10, 2014, which disclosure was inadvertently not reported at the time of purchase.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the fiscal 2014 compensation of our principal executive officer, our principal financial officer, and the two executive officers (other than our principal executive officer and principal financial officer) who were our most highly-compensated executive officers as of the end of fiscal 2014. These individuals were:

•	Burton M. Goldfield, our President and Chief Executive Officer (our “CEO”);

•	William Porter, our Vice President and Chief Financial Officer (our “CFO”);

•	Gregory L. Hammond, our Executive Vice President and Chief Legal Officer (our “Chief Legal Officer”); and

•	John Turner, our Senior Vice President, Sales.

These executive officers were our Named Executive Officers (the “Named Executive Officers”) for fiscal 2014.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during the fiscal year ended December 31, 2014. It also provides an overview of our executive compensation philosophy, as well as our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for the Named Executive Officers in fiscal 2014, and discusses the key factors that the Compensation Committee considered in determining the compensation of our executive officers.

Executive Summary

We are a leading provider of a comprehensive human resources solution for small to medium-sized businesses. We enhance business productivity by enabling our clients to outsource their human resources (“HR”) function to one strategic partner and allowing them to focus on operating and growing their core businesses. Our HR solution includes services such as payroll processing, human capital consulting, employment law compliance, and employee benefits, including health insurance, retirement plans, and workers compensation insurance. Our services are delivered by our expert team of HR professionals and enabled by our proprietary, cloud-based technology platform, which allows our clients and their employees to efficiently conduct their HR transactions anytime and anywhere. We believe we are a leader in the industry due to our size, our presence in the United States and Canada and the number of clients and employees that we serve.

Fiscal 2014 Business Highlights

In fiscal 2014, we were able to continue our strong execution of our strategic plan. Taking advantage of our growing professional sales force, we saw increased adoption of our HR solutions across our target vertical markets. These accomplishments were reflected in the following financial results for fiscal 2014:

•	Total revenues were $2.2 billion, representing a 33% increase compared to $1.6 billion in fiscal 2013;

•	Net Service Revenues were $507.2 million, representing a 21% increase compared to $417.7 million in fiscal 2013;

•	Total worksite employees as of December 31, 2014 increased 25% from December 31, 2013, to approximately 288,000;

•	Net income was $15.5 million, or $0.22 per diluted share, compared to net income of $13.1 million, or $0.24 per diluted share, in fiscal 2013;

•	Adjusted Net Income was $74.4 million, or $1.03 per diluted share on a pro forma basis, compared to Adjusted Net Income of $57.5 million, or $0.81 per diluted share, in fiscal 2013; and

•	Adjusted EBITDA was $165.3 million, representing a 22% increase compared to $136.0 million in fiscal 2013.

Fiscal 2014 Executive Compensation Actions

As a newly-public company in fiscal 2014, the Compensation Committee’s actions and decisions were primarily focused on transitioning our executive compensation program to one reflective of our new status. Prior to our initial public offering, the Compensation Committee designed our executive compensation program to emphasize long-term incentive compensation with modest base salaries and target annual cash bonus opportunities. As a publicly-traded company, we have begun to shift the focus of our program to reflect more normative cash compensation levels and to orient our long-term incentive compensation opportunities to better align with our business objectives and the creation of long-term stockholder value.

With respect to this latter change, given our stage of growth, the Compensation Committee has determined that it is in our best interests to shift, beginning in fiscal 2015, from equity awards solely in the form of options to purchase shares of our common stock to a balanced mix of equity vehicles, including time-based equity awards and performance-based equity awards linked to our revenue growth rate over a three-year period. The Compensation Committee believes that this approach is well-suited to aligning the efforts – as well as the interests – of the Named Executive Officers with the creation of sustainable long-term value for our stockholders.

Accordingly, the Compensation Committee and, in the case of our CEO, the independent members of our Board of Directors took the following compensation actions for the Named Executive Officers for fiscal 2014:

•	Adjusted the annual base salary of our CEO and the other Named Executive Officers to approach the median of the competitive market for companies of our size and stage of development;

•

Based upon the level of achievement of both the corporate financial objectives and management business objectives established under the Executive Bonus Plan, made bonus awards to the Named Executive Officers representing 75% to 82% of their target annual cash bonus opportunities, including a bonus award to our CEO (representing 75% of his target cash bonus opportunity);

•

Granted an option to purchase 220,000 shares of our common stock to our CEO and options to purchase 70,000 shares of our common stock to each of the other Named Executive Officers (both amounts reflected on a post-split basis); and

•

Approved the design of performance stock unit (“PSU”) awards to be granted to the Named Executive Officers in fiscal 2015, with the shares of our common stock subject to such awards to be earned over a three-year performance period based on our actual results as measured against target levels for Net Service Revenues and Adjusted EBITDA established for such period. These PSU awards, which were granted for the first time in fiscal 2015, are intended represent 33.3% of each Named Executive Officer’s annual long-term incentive award value for the year. For more information about the terms of these PSU awards, see “Introduction of Performance Stock Unit Awards” below.

Executive Compensation-Related Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During fiscal 2014, we maintained the following executive compensation policies and practices to drive performance and either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

What We Do

•

Maintain a Compensation Committee comprised solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation ideas and concerns.

•

Enable the Compensation Committee to engage and retain its own advisors. During fiscal 2014, the Compensation Committee engaged Compensia, Inc. to assist with its responsibilities. Compensia performs no consulting or other services for us.

•

Conduct an annual review of our executive compensation strategy, including a review of the compensation peer group used for comparative purposes, and, to help avoid creating any risks that would be reasonably likely to have a material adverse effect on us, an annual review of our compensation-related risk profile.

•

Design the equity awards granted to the Named Executive Officers, which, beginning in fiscal 2015, will include performance-based stock unit awards, to vest or be earned over multi-year periods, which is consistent with current market practice, and better serves our long-term value creation goals and retention objectives.

•	Provide modest amounts of perquisites and other personal benefits to the Named Executive Officers which serve a sound business purpose.

•

Require that all change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they first require both a change-in-control of our Company and a qualifying termination of employment before a Named Executive Officer is eligible to receive any such payments and benefits).

•

Prohibit the Named Executive Officers and members of our Board of Directors from speculating in our equity securities or engaging in any other hedging transactions with respect to our equity securities. In addition, we prohibit our employees, executive officers and members of our Board of Directors from pledging their equity securities or using such securities as collateral for a loan.

•

The Board of Directors reviews the risks associated with our executive officer and other senior personnel positions on an annual basis so that we have an adequate succession strategy and plans are in place for our most critical positions.

What We Do Not Do

•	Offer pension arrangements, defined benefit retirement plans, or nonqualified deferred compensation plans to the Named Executive Officers.

•	Provide any tax reimbursement payments or “gross-ups” in connection with any severance or change-in-control payments or benefits to the Named Executive Officers.

Compensation Philosophy, Objectives and Design

Compensation Philosophy

As a professional employer organization, we operate in a new and rapidly evolving industry sector. To succeed in this environment, we must attract and retain a highly talented executive team, including executive officers with strong leadership skills who can run our business functions, achieve results that meet our clients’ objectives, and sell our services. We have designed our executive compensation program to accomplish these goals, while at the same time fostering a “pay for performance” environment that aligns the long-term interests of the Named Executive Officers with the interests of our stockholders.

Compensation Program Objectives

To be successful in our industry requires that we continually build on our deep knowledge of specific vertical markets, expand the breadth and quality of our HR solution, enhance our technology platform, and manage our expanding operations efficiently and effectively, while maintaining our reputation and building trust with both current and prospective clients. Our executive compensation program is designed to achieve these objectives, so that we are able to:

•	attract and retain talented and experienced executive officers, who possess the knowledge, skills, and leadership criteria critical to our success;

•	motivate these executive officers to achieve our business objectives and uphold our core values;

•	promote teamwork within the executive team, while also recognizing the unique role each executive officer plays in our success; and

•	ensure the alignment of the long-term interests of our executive officers with the interests of our stockholders.

As a newly-public company, we will continue to evaluate our compensation philosophy and program objectives as circumstances require. We expect the Compensation Committee to review our executive compensation program and related policies and practices as appropriate, to ensure that they reinforce our annual and long-term objectives and to ensure that we are able to attract, reward, and retain the highly-talented executive team that is critical to our success.

Compensation Program Design

The Named Executive Officers receive total compensation opportunities consisting of a combination of:

•	base salary;

•	annual cash incentive compensation; and

•	long-term equity incentive awards.

The Named Executive Officers also participate in the standard employee benefit plans available to most of our U.S. employees, and receive a small amount of additional benefits and perquisite reimbursements. In addition, the Named Executive Officers are eligible for certain post-employment (severance and change in control) payments and benefits under certain circumstances.

Having been a privately-held company until March 2014, until recently our executive compensation structure has taken into account the fact that the Named Executive Officers took a significant financial risk in their employment, and, consequently, we have sought to provide a sufficient annual cash compensation opportunity (in the form of both base salary and an annual cash incentive compensation opportunity) to maintain a stable executive team, while at the same time providing meaningful equity compensation opportunities. We believe this balance of cash and equity compensation has served us well, by allowing us to conserve cash as a private company, while also aligning the long-term interests of the Named Executive Officers with the interests of our stockholders. The post-employment payments and benefits we provide allow the Named Executive Officers to focus on pursuing business strategies that, while in the best interest of our stockholders, may result in the loss of their continued employment. Starting in 2015, to better meet our compensation objectives now that we are a public company and to align the interests of management and our stockholders, we shifted to a more market-competitive mix of cash and equity compensation and changed our long-term incentive compensation approach to include options to purchase shares of our common stock, time-based restricted stock unit awards, and performance-based restricted stock unit awards.

Compensation-Setting Process

Role of Compensation Committee

The Compensation Committee oversees our executive compensation and other compensation and benefit programs, administers our equity compensation plans, and reviews and approves annually the compensation decisions relating to the Named Executive Officers and other senior personnel.

For fiscal 2014, the Compensation Committee reviewed our executive compensation program, including our incentive compensation plans and arrangements to ensure that they were appropriate, properly coordinated, and able to achieve their intended purposes. Further, the Compensation Committee reviewed market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Compensation Committee, from time to time, may recommend changes in our executive compensation program to our Board of Directors.

The factors considered by the Compensation Committee in determining executive compensation for fiscal 2014 included:

•	the recommendations of our CEO;

•	our corporate growth and other elements of financial performance;

•	the individual achievement of each executive officer against the executive officer’s management objectives;

•	a review of the relevant competitive market data (as described below);

•	the expected future contribution of the individual executive officer;

•	internal pay equity based on the impact on our business and performance;

•	the executive officer’s existing equity awards and stock holdings; and

•	the potential dilutive effect of new equity awards on our stockholders.

The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in making its compensation decisions. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of our Company, knowledge of the competitive market, knowledge of each Named Executive Officer, and business judgment in making decisions regarding executive compensation and our executive compensation program.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which will be reviewed annually and revised and updated as warranted. The charter is available in the Investor Relations section of the Company’s website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.

Role of Management

Our CEO works closely with the Compensation Committee in determining the compensation of the Named Executive Officers and certain other senior personnel. Our CEO reviews the performance of the Named Executive Officers and these other senior personnel, and then shares those evaluations and makes recommendations to the Compensation Committee for each element of compensation.

Our CEO also works with our CFO, and Senior Vice President of Human Resources to recommend the structure of our annual and long-term incentive programs, and to identify and develop corporate and individual performance objectives for such plans, and to evaluate actual performance against the selected measures. Our CEO also makes recommendations on new hire compensation packages of our Named Executive Officers and certain other senior personnel.

While the Compensation Committee solicits and considers our CEO’s recommendations (except with respect to his individual compensation), it only uses these recommendations as one of several factors in making its decisions with respect to the compensation of the Named Executive Officers and other senior personnel. In all cases, the final decisions on compensation matters are made by the Compensation Committee. Moreover, no Named Executive Officer or other employee participates in the determination of the amounts or elements of such individual’s own compensation.

At the request of the Compensation Committee, our CEO typically attends a portion of each Compensation Committee meeting, including meetings at which the Compensation Committee’s compensation consultant is present.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to retain the services of one or more external advisors, including compensation consultants, legal counsel, accounting, and other advisors, to assist it in performance of its duties and responsibilities. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these external advisors, and any such external advisor reports directly to the Compensation Committee.

During fiscal 2014, the Compensation Committee engaged Compensia, Inc. to assist it in connection with its review, analysis, and determinations with respect to the compensation of our senior personnel, including the Named Executive Officers. The nature and scope of the services provided to the Compensation Committee by Compensia in fiscal 2014 were as follows:

•	conducted an analysis of the compensation levels of our senior personnel, including our Named Executive Officers;

•	provided advice with respect to compensation best practices and market trends for our senior personnel and members of our Board of Directors;

•	assisted with the design of the annual and long-term incentive compensation plans for our senior personnel;

•	assessed our compensation risk profile and reported on this assessment;

•	conducted an analysis of the compensation levels of the members of our Board of Directors; and

•	provided ad hoc advice and support throughout the year.

As part of its engagement, Compensia also assisted the Compensation Committee with the development of a compensation peer group, and using this compensation peer group provided competitive market data and analysis relating to the compensation of our senior personnel, including the Named Executive Officers.

The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Representatives of Compensia attend meetings of the Compensation Committee, as requested, and communicate with the Compensation Committee Chair and with management as circumstances warrant. All decisions regarding the compensation of our Named Executive Officers, however, are made by the Compensation Committee.

Compensia reports directly to the Compensation Committee and does not provide any services directly to us or our management. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1and the applicable listing standards of The New York Stock Exchange, and concluded that that there are no conflict of interest with respect to the work that Compensia performs for the Compensation Committee.

Use of Competitive Compensation Data

In anticipation of our initial public offering in March 2014, the Compensation Committee began to undertake a formal analysis of competitive market data on executive compensation levels and practices during fiscal 2013. This data included compensation survey data, normalized to account for the passage of time since the report date and our size in terms of both revenues and number of employees.

At the same time, the Compensation Committee, assisted by Compensia, developed a compensation peer group based on an evaluation of companies that it believed were comparable to us, taking into consideration the size of each company (based primarily on revenues and market capitalization) and the following additional factors:

•	the comparability of the company’s business model;

•	the company’s business services focus;

•	the comparability of the company’s operating history;

•	the comparability of the company’s organizational complexities and growth attributes;

•	the stage of the company’s maturity curve; and

•	the comparability of the company’s operational performance.

In January 2014, based on these criteria, the Compensation Committee approved a compensation peer group consisting of 16 publicly-traded business services and related technology companies. The selected companies had revenues ranging from approximately $391 million to approximately $2.2 billion, with a median of $1.1 billion, and market capitalizations ranging from approximately $675 million to approximately $4.6 billion, with a median $3.0 billion. The companies comprising the compensation peer group were as follows:

Barrett Business Services	Insperity	PTC
Blackbaud	Kforce	SS&C Technologies
Cadence Design Systems	Mentor Graphics	TIBCO Software
Convergys	MICROS Systems	Tyler Technologies
Fair Isaac	On Assignment	Ultimate Software
Informatica

In December 2014, using the same criteria as described above but updating the size criteria (revenue and market capitalization) to align with our growth, Compensia, at the direction of the Compensation Committee, evaluated the existing compensation peer group and recommended to the Compensation Committee the following peer group to consist of 17 publicly-traded business services and related technology companies, which the Compensation Committee subsequently approved. The selected companies had revenues ranging from approximately $616 million to approximately $2.6 billion, with a median of $1.8 billion, and market capitalizations ranging from approximately $769 million to approximately $16.5 billion, with a median $3.8 billion. The companies comprising the updated compensation peer group are as follows:

American Equity Investment
Life Holding Co.	Insperity	Synopsys
Cadence Design Systems	MAXIMUS	TIBCO Software
Convergys	Mentor Graphics	Total System Services
Fair Isaac	Paychex	Vantiv
Gartner	PTC	Workday
Informatica	RCS Capital

This updated compensation peer group was used by the Compensation Committee in connection with its annual review of our executive compensation program in February and March 2015.

We do not believe that it is appropriate to make compensation decisions, whether regarding base salaries or annual or long-term incentive compensation, upon any type of benchmarking to a peer or other representative group of companies. Rather, the Compensation Committee believes that information regarding the compensation practices at other companies is useful as a reference point for its compensation decisions in two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. As noted in “Compensation-Setting Process – Role of Compensation Committee” on page 27 of this proxy statement. this information is only one of several factors that the Compensation Committee considers, in making its decisions with respect to the compensation of our senior personnel, including our Named Executive Officers.

Compensation Elements

Our executive compensation program consists primarily of three elements: base salary, annual cash incentive compensation, and long-term equity incentive awards, as described in the following table:

Compensation Element	What This Element Rewards	Purpose and Key Features of Element

Base salary	Individual performance, level of experience, expected future performance and contributions

Provides competitive level of fixed compensation determined by the market value of the position, with actual base salaries established based on the facts and circumstances of each executive officer and each individual position

Annual cash incentive compensation	Achievement of pre-established corporate and individual performance objectives (for 2014, the focus was on Net Service Revenues and Adjusted EBITDA, as well as individual management objectives)

Motivate executive officers to achieve (i) corporate financial performance objectives during the year, (ii) individual management objectives, and (iii) for some participants, departmental objectives tied to the department’s financial performance

Generally, performance levels are established to incentivize our executive officers to achieve or exceed performance objectives. Payouts for 2014 could range from 0% to 100% for achievement of all “target” objectives and to 200% for achievement of all “maximum” objectives – 235% in the case of Mr. Turner (with payouts scaled between all those levels)

Long-term equity incentive awards

Creation of sustainable stock price appreciation over a multi-year period through successful execution of long-term financial and strategic objectives

Vesting requirements promote retention of highly-valued executive officers

Annual grants of options to purchase shares of common stock that vest over four years and provide an at-risk variable pay opportunity. Because the ultimate value of these equity awards is directly related to the market price of our common stock, and the options may only be exercised over an extended period of time subject to vesting, they serve to focus management on the creation and maintenance of long-term stockholder value

Our executive officers also participate in several Company-wide employee benefit plans, which are consistent with the arrangements offered to other U.S. employees. Finally, our executive officers are eligible to receive a modest level of perquisites and other personal benefits and certain post-employment compensation arrangements.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain a stable executive team. Base salaries for the Named Executive Officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.

Generally, we establish the initial base salaries of the Named Executive Officers through arm’s-length negotiation at the time we hire the individual, taking into account such individual’s position, qualifications, experience, prior salary level, and the base salaries of the other Named Executive Officers.

Thereafter, the Compensation Committee reviews the base salaries of the Named Executive Officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In February 2014, the Compensation Committee reviewed the base salaries of the Named Executive Officers, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own compensation), as well as the other factors described above. Following this review, the Compensation Committee decided to adjust the base salaries of the Named Executive Officers to reflect competitive market conditions. The base salaries of the Named Executive Officers for fiscal 2014 were as follows:

Named Executive Officer	Fiscal 2013 Base Salary	Fiscal 2014 Base Salary
Mr. Goldfield	$500,000	$600,000
Mr. Porter	$340,000	$350,000
Mr. Hammond	$295,000	$310,000
Mr. Turner	$250,000	$300,000

The base salaries of the Named Executive Officers during fiscal 2014 are set forth in the Summary Compensation Table below.

Annual Cash Incentive Compensation

We use annual cash bonuses paid under our Executive Bonus Plan to motivate the Named Executive Officers to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual cash bonuses constitute a significant percentage of the target total direct compensation opportunity of the Named Executive Officers.

Under the Executive Bonus Plan, annual cash bonuses are awarded based on the achievement of Company-wide financial objectives and departmental and individual management business objectives (“MBOs”) selected by the Compensation Committee. The Compensation Committee reviews the performance of each of the Named Executive Officers relative to such individual’s target annual cash bonus opportunity objectives at its regularly scheduled February meeting, which is typically its first meeting following the end of our fiscal year. Based on this review, the Compensation Committee determines and approves the annual cash bonuses for each of the Named Executive Officers.

Target Cash Bonus Opportunities

The target cash bonus opportunities for each of the Named Executive Officers under the Executive Bonus Plan for fiscal 2014 (the “Fiscal 2014 Executive Bonus Plan”), expressed as a fixed dollar amount, were as follows:

Named Executive Officer	Target Cash Bonus Opportunity
Mr. Goldfield	$600,000
Mr. Porter	$260,000
Mr. Hammond	$160,000
Mr. Turner	$225,000

Weighting of Cash Bonus Opportunities

While the Compensation Committee considered Company-wide financial performance, as well as departmental and individual achievement, when determining annual cash bonuses under the Fiscal 2014 Executive Bonus Plan, the weighting of the cash bonus opportunities between the Company-wide financial objectives and individual MBOs was as follows:

Named Executive Officer	Weighting of Company-Wide Financial Objectives	Weighting of Individual Management Business Objectives
Mr. Goldfield	75%	25%
Mr. Porter	75%	25%
Mr. Hammond	50%	50%
Mr. Turner	50%	50%

These allocations were determined to be appropriate by the Compensation Committee (and, in the case of our CEO, by the independent members of our Board of Directors) due to the greater responsibility of our CEO and CFO for the overall direction and success of our business.

Corporate Financial Objectives

The financial measures selected by the Compensation Committee for the Fiscal 2014 Executive Bonus Plan were Net Service Revenues and adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”). The Compensation Committee believed these two performance measures were appropriate for our business because they provided a balance between growing revenue and managing our expenses, which it believes most directly influences long-term stockholder value.

For purposes of the Fiscal 2014 Executive Bonus Plan, these financial measures were calculated after applying adjustments to the applicable GAAP financial measures as follows:

•

“Net Service Revenues” meant the sum of professional service revenues and Net Insurance Service Revenues (which was defined to mean insurance service revenues less insurance costs, which include the premiums we pay to insurance carriers for the health and workers compensation insurance coverage provided to our clients and WSEs and the reimbursements we pay to the insurance carriers for claim payments within our insurance deductible layer).

•

“Adjusted EBITDA” meant net income (loss), excluding the effects of our income tax provision (benefit), interest expense, depreciation, amortization of intangible assets and stock-based compensation expense.

Under the Fiscal 2014 Executive Bonus Plan, actual bonuses were determined by reference to a matrix to measure the effects of overachievement or underachievement of the two corporate financial measures, as follows:

•

For each 1.5% increase or decrease in actual Net Service Revenues against the target level established for this measure, there was to be a corresponding 10% increase or decrease in the amount of the cash bonus (or, in the case of Mr. Turner, 15%).

•

For each 0.8% increase or 1.0% decrease in actual Adjusted EBITDA against the target level established for this measure, there was to be a corresponding 10% increase or decrease in the amount of the cash bonus (or, in the case of Mr. Turner, 15%).

The Compensation Committee also established a target Adjusted EBITDA level as a percentage of our Net Service Revenues goal. For purposes of the Fiscal 2014 Executive Bonus Plan, no bonus was payable if we achieved less than 92.5% of the target Adjusted EBITDA level as a percentage of Net Service Revenues. Further, no bonus was payable with achievement of less than 50% of the target level for each financial measure (40% in the case of Mr. Turner). The maximum bonus payable to any executive officer was 200% of such executive officer’s target cash bonus opportunity (235% in the case of Mr. Turner).

The Compensation Committee established the following target levels for each of the financial measures under the Fiscal 2014 Executive Bonus Plan for the Named Executive Officers:

Financial Measure	Fiscal 2014 Target Level
Net Service Revenues	$507.3 million
Adjusted EBITDA	173.9 million
Adjusted EBITDA as a percentage of Net Service Revenues	34.28%

Management Business Objectives

In addition to the corporate financial objectives, the annual cash bonuses payable to the Named Executive Officers were also based on each such individual’s achievement against the management business objectives (“MBOs”) established for the year. The MBOs may be quantitative or qualitative goals, depending on the organizational priorities for a given year, and typically focus on key departmental or operational objectives or functions. Most of the MBOs are intended to provide a set of common objectives that facilitate collaborative management and engagement, although the Named Executive Officers may also be assigned individual goals. In all cases, the MBOs are intended to be challenging, but attainable, and designed to produce annual cash bonus awards to reflect meaningful performance requirements.

In the case of his direct reports, their MBOs were determined by our CEO and then reviewed and approved by the Compensation Committee. In the case of our CEO, his MBOs were determined by the independent members of our Board of Directors, based on recommendations made both by the CEO and the members of the Compensation Committee.

The Compensation Committee established the following MBOs under the Fiscal 2014 Executive Bonus Plan for the Named Executive Officers:

Management Business Objectives	Goal Description
Exceptional client experience	Maintain appropriate levels of attrition for all product lines
Deliver January 2015 growth plan	Grow the organic sales channel and enhance the Company’s go-to-market strategy to deliver January 2015 new sales
Vertical Strategy, Product Segmentation and Pricing Differentiation

Increase market share in each key vertical market by leveraging product vertical strategy through thought leadership and partnerships

Expand broker channel strategy to all products increasing broker business while maintaining product contribution margin

Increase client satisfaction in 2014 as measured by Net Promoter Score (NPS)	Increase product NPS scores
Enhance Platform for Product Delivery and Internal Process Improvement	Deliver production systems and processes through delivery of the Company’s product roadmap through 2014
Integration Activity	Deliver new clients on integrated platforms
IPO Execution	Complete all aspects of execution on IPO readiness

Fiscal 2014 Performance Results and Bonus Decisions

In March 2015, the Compensation Committee determined that our actual achievement with respect to the corporate financial objectives under the Executive Bonus Plan was as follows:

Performance Measure	Fiscal 2014 Target Level	Fiscal 2014 Actual Result
Net Service Revenues	$507.3 million	$507.2 million
Adjusted EBITDA	173.9 million	$165.3 million
Adjusted EBITDA as a percentage of Net Service Revenues	34.28%	32.59%

At that time, the Compensation Committee also determined that the MBOs of each Named Executive Officer had been attained at the following percentage levels.

Named Executive Officer	Management Business Objectives Attainment Level
Mr. Goldfield	50%
Mr. Porter	50%
Mr. Hammond	80%
Mr. Turner	75%

The Compensation Committee determined that each Company-wide financial objective for fiscal 2014 had been achieved at a level that generated a payout with respect to that objective. In addition, the Compensation Committee determined that each of the Named Executive Officers had achieved at least 50% of his MBOs. Based on its review of our overall performance, the performance of our various business units, and the individual performance of each Named Executive Officer for fiscal 2014 against the corporate financial objectives and the departmental and individual MBOs described above, the Compensation Committee determined to award, and our Board of Directors approved, annual cash bonuses as follows for the Named Executive Officers:

Named Executive Officer	Target Cash Bonus Opportunity	Amount Related to Company-wide Financial Objectives	Amount Related to MBOs	Actual Cash Bonus	Percentage of Target Cash Bonus Opportunity
Mr. Goldfield	$600,000	$373,500	$75,000	$448,500	75%
Mr. Porter	$260,000	$161,850	$32,500	$194,350	75%
Mr. Hammond	$160,000	$66,400	$64,000	$130,400	82%
Mr. Turner	$225,000	$84,375	$84,375	$168,750	75%

The annual cash bonuses paid to the Named Executive Officers for fiscal 2014 are set forth in the Summary Compensation Table below.

Long-Term Equity Incentive Awards

We believe that if the Named Executive Officers own shares of our common stock in amounts that are significant to them, they will have an incentive to act to maximize long-term stockholder value. We also believe that equity compensation is an integral component of our efforts to attract and retain exceptional senior personnel. In recent years, we have relied on options to purchase shares of our common stock as the principal component of our executive compensation program. We believe this approach has allowed us to attract and retain key talent in our industry and aligns our executive team’s interests with the long-term interests of our stockholders.

Because options to purchase shares of our common stock must have an exercise price that is at least equal to the fair market value of our common stock on the date of grant, the Named Executive Officers realize value from their long-term equity incentive awards only if the fair market value of our common stock increases over time. Typically, the stock options granted to the Named Executive Officers vest over four years and generally expire

10 years after the date of grant, allowing them to further serve as an effective retention tool while also motivating them to work toward corporate objectives that provide a meaningful return to our stockholders.

Generally, in determining the size of the options to purchase shares of our common stock granted to the Named Executive Officers the Compensation Committee takes into consideration the recommendations of our CEO (except with respect to his own equity award), as well as the other factors described above. The Compensation Committee also considers the dilutive effect of our long-term equity incentive award practices, and the overall impact that these awards, as well as awards to other employees, will have on stockholder value.

In February 2014, the Compensation Committee approved options to purchase shares of our common stock for the Named Executive Officers in recognition of our financial results and each individual’s performance for 2013. In determining the amount of each Named Executive Officer’s stock option, the Compensation Committee took into consideration the anticipated future growth of the Company and each executive officer’s potential contributions to the successful execution of our long-term business objectives, as well as the factors described above, including the recommendations of our CEO. The Compensation Committee also considered the existing equity holdings of each Named Executive Officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives.

The options to purchase shares of our common stock granted to the Named Executive Officers in 2014 were as follows:

Named Executive Officers	Stock Options (number of shares, on a post-split basis)
Mr. Goldfield	220,000
Mr. Porter	70,000
Mr. Hammond	70,000
Mr. Turner	70,000

The equity awards granted to the Named Executive Officers for fiscal 2014 are set forth in the Summary Compensation Table and the Grant of Plan-Based Awards table below.

Introduction of Performance Stock Unit Awards

In March 2015, the Compensation Committee modified the long-term incentive compensation element of our executive compensation program to add performance stock unit (“PSU”) awards to the mix of equity vehicles to be granted to the Named Executive Officers. While, historically, the Compensation Committee believed that options to purchase shares of our common stock were the preferred vehicle for providing long-term incentive compensation opportunities to the Named Executive Officers, it determined that, as a publicly-traded company, the introduction of restricted stock unit awards, particularly performance-based restricted stock unit awards, into our mix of long-term incentives was an appropriate way to motivate the Named Executive Officers to focus their efforts on the creation of sustainable long-term value for our stockholders.

These PSU awards, which were granted for the first time in fiscal 2015 and are intended to represent 33.3% of each executive officer’s annual long-term incentive compensation award value, have been designed to reflect the following features:

•	Performance Period – one, two and three years

•	Performance Measure – cumulative annual Net Service Revenue growth (“CAGR”)

•	Performance Range and Payout –

	Minimum	Target	Maximum
Performance as a percentage of plan	12% revenue growth CAGR	15% revenue growth CAGR	20% revenue growth CAGR
Payout as a percentage of plan	0%(1) of target award shares	100%(1) of target award shares	200%(1) of target award shares

(1)

200% payout tied to full three-year performance period; interim payouts are capped at 150%. Payouts above and below the target level are to be scaled on a linear basis. Shares earned above target level with respect to first and second years of performance period to be subject to vesting for remainder of performance period

The Compensation Committee believes that this design is in the best interests of our Company and our stockholders for a number of reasons. First, the multi-year performance period reinforces our compensation philosophy of paying for performance and setting performance objectives that encourage the successful execution of our long-term business strategy. In addition, the selected performance measure – cumulative annual revenue growth – is an appropriate measure for our current stage of development as it represents a rigorous means of evaluating our performance over the next several years and assessing whether we have achieved our objective of creating long-term stockholder value.

Employee Benefit Plans

We have established a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code (the “Code”) for all our U.S. employees, including the Named Executive Officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service. Currently, we match the contribution made to the plan by our employees, including the Named Executive Officers, up to $3,500 (effective for 2014) annually to each employee, which is fully vested. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to the Named Executive Officers on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide vacation and other paid holidays to all employees, including the Named Executive Officers. We do not offer our employees a non-qualified deferred compensation plan or pension plan.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.

Perquisites and Other Personal Benefits

The Named Executive Officers are each eligible for Company-paid premiums of up to $15,000 for supplemental life insurance with a benefit amount of at least $500,000. We also reimburse the Named Executive Officers for financial planning and income tax services, up to a maximum of $10,000 per year. Periodically, when the Named Executive Officers attend a Company-related function, their spouses are also invited, in which case we may incur incremental travel and other event-related expenses for those spouses, the cost of which is taxable to the Named Executive Officer. Amounts paid in connection with, or reimbursed as a result of, these arrangements are set forth in the Summary Compensation Table below.

The Compensation Committee believes that these limited perquisites and other personal benefits are important for attracting and retaining key talent, as well as fostering teamwork and cohesion among the executive team.

Employment Agreements

We have entered into written employment agreements with each of the Named Executive Officers. Each of these agreements was approved on our behalf by our Board of Directors or the Compensation Committee, as applicable. We believe that these employment agreements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our Board of Directors or the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our Board of Directors or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment agreements provides for “at will” employment and sets forth the initial compensation arrangements for the Named Executive Officer, including an initial base salary, an annual cash incentive compensation opportunity, and a recommendation for an equity award in the form of an option to purchase shares of our common stock.

For a summary of the material terms and conditions of the employment agreement with each of the Named Executive Officers, see “ – Employment Arrangements” below.

Post-Employment Compensation

The employment agreements that we have entered into with each of the Named Executive Officers generally provide for certain payments and benefits in the event of a qualifying termination of employment, and provide for lump sum cash payments calculated based on the individual’s base salary, payment of continued health insurance premiums and life or disability insurance premiums, and partial accelerated vesting of outstanding and unvested equity awards. For purposes of these provisions, a qualifying “termination of employment” includes a termination of employment without cause or a resignation for good reason, and in each case requires that the Named Executive Officer execute a release of claims in favor of our Company. Mr. Goldfield, Mr. Porter, and Mr. Hammond are also eligible to receive payment of their target variable compensation at certain specified levels upon a qualifying termination of employment.

In the case of a termination of employment following a change in control of our Company, the Named Executive Officers are also eligible to receive, in addition to the foregoing payments and benefits, full acceleration of vesting of outstanding and unvested equity awards.

We provide these arrangements to encourage the Named Executive Officers to work at a dynamic and rapidly growing business where their long-term compensation largely depends on future stock price appreciation. Specifically, the arrangements are intended to mitigate a potential disincentive for the Named Executive Officers when they are evaluating a potential acquisition of our Company, particularly when the services of the executive officers may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of the Named Executive Officers through the conclusion of the transaction, and to ensure a smooth management transition. These arrangements have been drafted to provide each of the Named Executive Officers with consistent treatment that is competitive with current market practices. The Compensation Committee believes that, based on their experiences, these payments and benefits are comparable to the payments and benefits provided to similarly-situated executive officers at other newly-public companies.

For a summary of the material terms and conditions of the post-employment compensation arrangements with each of the Named Executive Officers, see “ – Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

Stock Ownership Policy

We encourage the Named Executive Officers to hold an equity interest in our Company, but have not set specific ownership guidelines. Currently, we do not have equity security ownership guidelines or requirements for the Named Executive Officers.

Compensation Recovery Policy

As a newly-public company, we have not adopted a formal compensation recovery (“clawback”) policy. Under Section 304 of the Sarbanes-Oxley Act of 2002, as applicable to all public companies, we operate under the requirements of that provision, under which our Board of Directors may seek reimbursement from our CEO and CFO if, as a result of their misconduct, we restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws.

In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Equity Grant Policy

Prior to our initial public offering, we did not have any program, plan, or obligation that required us to grant equity compensation on specified dates. As a publicly-traded company, we generally follow a regular pattern of granting annual or periodic equity awards. We have adopted granting policies or practices that will ensure that we do not time the making of equity awards to coincide with the release of material non-public information.

Prior to our initial public offering, the absence of a public trading market for our common shares, our Board of Directors determined the fair value of our common stock in good faith based upon consideration of a number of relevant factors, including our financial condition, the likelihood of a liquidity event, the liquidation preference of our participating preferred stock, the price at which our preferred stock was sold, the enterprise values of comparable companies, our cash needs, operating losses, market conditions, material risks to our business and valuation reports obtained from independent valuation firms.

As a publicly-traded company, the price per share attributable to equity compensation is determined by the market price of our common stock. Under our current equity compensation plan, the exercise price of any option to purchase shares of our common stock may not be less than the fair market value of our common stock on the date of grant.

Short Sales, Hedging and Pledging Policies

We have adopted a policy prohibiting the trading of put or call options or short sales by our employees, including the Named Executive Officers, and members of our Board of Directors. In 2014, we adopted a further policy prohibiting the pledging of stock by our employees, including the Named Executive Officers, and members of our Board of Directors.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer). Generally, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of options to purchase shares of the granting company’s securities granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are outside directors and certain other conditions are satisfied.

Prior to our becoming a publicly-traded company, our Board of Directors had not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for the covered executive officers. As a publicly-traded company, the Compensation Committee is mindful of the benefits of full deductibility of compensation, and intends to operate our executive compensation program to be most efficient and effective for our stockholders, which may include compliance with Section 162(m) of the Code.

The Compensation Committee seeks to qualify the incentive compensation paid to the covered executive officers for the “performance-based compensation” exemption from the deduction limit under Section 162(m) when it believes such action is in the best interests of our Company. In approving the amount and form of compensation for our executive officers, the Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of the Section 162(m) deduction limit. However, the Compensation Committee reserves the discretion, in its judgment, to authorize compensation payments that do not comply with an exemption from the deduction limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceeds certain prescribed limits, and that our Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any Named Executive Officer with a “gross-up” or other reimbursement payment for any tax liability that he may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of our Company.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our consolidated statement of operations all share-based payments to employees, including grants of options to purchase shares of our common stock and restricted stock awards for shares of our common stock to our executive officers, based on their fair values. The application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates, and the expected life of the options. As required under GAAP, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions we have used previously. For performance-based stock awards, we also must apply judgment in determining the periods when, and if, the related performance targets become probable of being met.

ASC Topic 718 also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule).

Compensation Related Risk

Our Board of Directors is responsible for the oversight of our risk profile, including compensation-related risks. The Compensation Committee monitors our compensation policies and practices as applied to our employees (including our executive officers) to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In early 2015, at the direction of the Compensation Committee, our management conducted a review of our compensation programs, including our executive compensation program, and, based on this review, determined that the level of risk associated with these programs is not reasonably likely to have a material adverse effect on the Company.

2014 Summary Compensation Table

The following table sets forth information regarding the compensation awarded to or earned by our Chief Executive Officer, Chief Financial Officer and our two other most highly compensated executive officers at December 31, 2014 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Burton M. Goldfield	2014	573,077	—	1,336,823	448,500	49,446	(5)	2,407,846
President and Chief Executive Officer	2013 2012	489,234 457,308	93,750 84,375	1,242,600 266,960	656,250 472,500	66,604 51,199		2,548,438 1,332,342

William Porter	2014	347,308	—	425,353	194,350	19,110	(6)	986,121
Vice President and Chief Financial Officer	2013 2012	340,000 335,961	35,250 50,000	310,650 167,050	329,000 280,000	21,643 9,507		1,036,543 842,518

Gregory L. Hammond	2014	305,962	—	425,353	130,400	32,846	(7)	894,561
Chief Legal Officer and Executive Vice President	2013 2012	295,000 292,308	56,250 65,000	186,390 133,640	225,000 195,000	23,323 19,968		785,963 705,916

John Turner	2014	285,385	—	425,353	168,750	11,486	(8)	890,974
Senior Vice President, Sales	2013 2012	250,000 87,287	48,750 7,905	124,260 735,020	326,625 293,125	12,584 3,565		762,219 1,126,902

(1)

Amounts in this column for our Named Executive Officers represent discretionary bonuses awarded by our compensation committee above the maximum bonus thresholds for Net Service Revenues and Adjusted EBITDA goals and management business objectives (“MBOs”).

(2)

Amounts reported in this column do not reflect the amounts actually received by our Named Executive Officers. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to the Named Executive Officers as computed in accordance with FASB ASC 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our Named Executive Officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(3)	Amounts in this column represent bonuses paid under our Executive Bonus Plan upon achievement of Net Service Revenues and Adjusted EBITDA goals and MBOs.
(4)	Amounts in this column include company 401(k) plan matching contributions for each Named Executive Officer of $3,500 in 2014.
(5)	Amount includes the following payments in 2014: $10,000 in reimbursements for tax preparation and estate planning services, $12,520 in life insurance premiums and $22,278 in tax gross-up payments.
(6)	Amount includes the following payments in 2014: $4,136 in life insurance premiums, $3,895 in reimbursements for tax preparation and estate planning services and $7,579 in tax gross-up payments.
(7)	Amount includes the following payments in 2014: $10,000 in reimbursements for tax preparation and estate planning services, $11,471 in life insurance premiums and $7,676 in tax gross-up payments.
(8)	Amount includes the following payments in 2014: $2,593 in spousal travel, $997 in life insurance premiums and $4,396 in tax gross-up payments.

2014 Grants of Plan-Based Awards Table

The following table provides information with regard to potential cash bonuses paid or payable to our Named Executive Officers in 2014 under our performance-based, non-equity incentive plan, and with regard to each stock option award granted to each Named Executive Officer under our equity incentive plans during 2014.

Name	Grant Date	Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Burton M. Goldfield	2/11/2014	225,000	600,000	1,050,000	220,000	10.98	1,336,823
William Porter	2/11/2014	97,500	260,000	455,000	70,000	10.98	425,353
Gregory L. Hammond	2/11/2014	40,000	160,000	240,000	70,000	10.98	425,353
John Turner	2/11/2014	45,000	225,000	376,875	70,000	10.98	425,353

(1)

Amounts represent the range of possible cash payouts under our Executive Bonus Plan and in connection with MBOs. The threshold amount that could have been earned by each Named Executive Officer was 50% of the target bonus under the Executive Bonus Plan (or 40% for Mr. Turner), and the maximum amount that could have been earned was 200% of the target bonus under the Executive Bonus Plan (or 235% for Mr. Turner) and 100% of the MBO bonus. There was no separate minimum threshold for MBO bonuses.

(2)

Amounts reported in this column do not reflect the amounts actually received by our Named Executive Officers. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to the Named Executive Officers as computed in accordance with FASB ASC 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our Named Executive Officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

Outstanding Equity Awards at December 31, 2014 Table

The following table provides information regarding outstanding option awards held by the Named Executive Officers as of December 31, 2014. No Named Executive Officer held any restricted stock or restricted stock unit awards as of December 31, 2014.

Name	Grant Date	Option Awards(1)(2)
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
		Exercisable	Unexercisable
Burton M. Goldfield	9/20/2010	1,004	—	0.50	9/20/2020
	3/6/2012	22,336	46,668	0.50	3/6/2022
	3/13/2013	66,664	173,336	1.45	3/13/2023
	2/11/2014	—	220,000	10.98	2/11/2024
William Porter	8/23/2010	75,004	—	0.50	8/23/2020
	2/9/2012	16,668	29,168	0.50	2/9/2022
	3/13/2013	13,332	43,336	1.45	3/13/2023
	2/11/2014	—	70,000	10.98	2/11/2024
Gregory L. Hammond	8/17/2010	1,248	—	0.50	8/17/2020
	2/9/2012	5,170	23,336	0.50	2/9/2022
	3/13/2013	1,000	26,000	1.45	3/13/2023
	2/11/2014	—	70,000	10.98	2/11/2024
John Turner	5/17/2012	91,668	137,500	0.50	2/9/2022
	3/13/2013	6,000	17,336	1.45	3/13/2023
	2/11/2014	—	70,000	10.98	2/11/2024

(1)

Unless otherwise noted, all awards referenced in this table were granted under our 2009 Equity Incentive Plan, and are subject to a 4-year vesting schedule, with 25% vesting upon the 12-month anniversary of the date of grant, and 1/48th of the total number of shares vesting each month thereafter. The awards are also subject to accelerated vesting upon certain events, as summarized under “– Potential Payments upon Termination or Change in Control.”

(2)

Pursuant to provisions in our equity incentive plans, the exercise price and number of shares subject to certain of these options were adjusted in connection with special cash distributions of $1.10, $1.57, $5.88 and $0.88 per share of common stock that occurred on July 15, 2011, May 15, 2012, August 30, 2013 and December 26, 2013, respectively. In addition, we effected a 2-for-1 forward stock split in July 2013 and again in March 2014. Accordingly, the share totals and exercise prices shown in the table above (and in the corresponding footnotes) reflect our Named Executive Officers’ post-cash distribution and post-split holdings.

2014 Option Exercises and Stock Vested Table

The following table shows for 2014 certain information regarding option exercises and stock awards accrued on vesting during 2014 with respect to the Named Executive Officers:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Burton M. Goldfield	121,660	1,506,820
William Porter	125,412	1,651,691
Gregory L. Hammond	45,838	841,160
John Turner	69,496	677,152

(1)	Represents the value realized based upon the difference between the fair market value of our common stock on the exercise date less the exercise price of such shares.

Employment Arrangements

Employment agreements or written offer letters are used from time to time on a case by case basis to attract and/or to retain executives. We currently maintain written employment agreements with all of our Named Executive Officers. These arrangements provide for “at will” employment and set forth the terms and conditions of employment of each executive officer, including base salary, annual bonus opportunity, employee benefit plan participation, and equity awards. These agreements were each subject to execution of our standard proprietary information and inventions agreement.

Each of our Named Executive Officers is entitled to certain severance and change of control benefits pursuant to their employment agreements, the terms of which are described below under the heading “– Potential Payments Upon Termination or Change in Control.” In addition, each employment agreement with our Named Executive Officers provides that TriNet will pay up to $15,000 in annual premiums for a supplemental life insurance policy for such executive with a benefit amount of at least $500,000, and we will reimburse such executive for financial planning and income tax services, up to a maximum of $10,000 per year.

Employment Agreement with Mr. Goldfield

We entered into an employment agreement with Mr. Goldfield in November 2009 setting forth the terms of Mr. Goldfield’s employment as our President and Chief Executive Officer. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Goldfield is eligible to receive annual performance-based bonuses determined by our compensation committee and based on the achievement of corporate and individual performance goals.

Employment Agreement with Mr. Porter

We entered into an employment agreement with Mr. Porter in August 2010 setting forth the terms of Mr. Porter’s employment as our Vice President and Chief Financial Officer. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Porter is eligible to receive annual performance-based bonuses determined by our compensation committee and based on the achievement of corporate and individual performance goals.

Employment Agreement with Mr. Hammond

We entered into an employment agreement with Mr. Hammond in November 2009 setting forth the terms of Mr. Hammond’s employment as our Chief Legal Officer and Executive Vice President. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Hammond is eligible to receive annual performance-based bonuses determined by our compensation committee and based on the achievement of corporate and individual performance goals.

Employment Agreement with Mr. Turner

We entered into an employment agreement with Mr. Turner in March 2012 setting forth the terms of Mr. Turner’s employment as our Senior Vice President, Sales. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Turner is eligible to receive annual performance-based bonuses determined by our compensation committee and based on the achievement of corporate and individual performance goals.

Potential Payments upon Termination or Change in Control

If we terminate one of our Named Executive Officers without cause or if such executive resigns for good reason, such executive will be entitled to receive the following benefits, subject to his execution of an effective release of claims in our favor:

•	A lump sum cash payment in an amount equal to 12 months (for Mr. Porter, Mr. Hammond and Mr. Turner) or 18 months (for Mr. Goldfield) of his then-current base salary;

•	100% of the actual performance bonus earned by Mr. Porter and Mr. Hammond, and 150% of the actual performance bonus earned by Mr. Goldfield in the year prior to such termination;

•

Accelerated vesting of the portion of the executive’s unvested equity awards that would have vested during the 6 months (for Mr. Turner), 12 months (for Mr. Porter and Mr. Hammond) and 18 months (for Mr. Goldfield) following his termination date, or 100% accelerated vesting of all then-unvested equity awards if the qualifying termination occurs within the six month period following a change in control of TriNet;

•

Company-paid COBRA premiums for the executive and his covered dependents until the earlier of (i) the end of the 6 months (for Mr. Turner), 12 months (for Mr. Porter and Mr. Hammond) and 18 months (for Mr. Goldfield) following his termination date or (ii) such time as he qualifies for health insurance benefits through another source; and

•

If the executive elects to convert his life insurance or disability insurance coverage into an individual policy, we will pay the premiums for the first 6 months (for Mr. Turner), 12 months (for Mr. Porter and Mr. Hammond) and 18 months (for Mr. Goldfield) following his termination date, or such earlier date as he ceases to maintain coverage.

The amounts in the table below assumes that the Named Executive Officer terminated employment from TriNet as of December 31, 2014 and sets forth the estimated payments that each would have received under their employment agreements described above.

Name	Change in Control					No Change in Control
	Salary	Bonus	Health Benefits(1)	Equity Acceleration(2)	Total	Salary	Bonus	Health Benefits(1)	Equity Acceleration(2)	Total
Burton M. Goldfield	900,000	900,000	24,719	13,763,325	15,588,044	900,000	900,000	24,719	9,227,600	11,052,319
William Porter	350,000	260,000	19,630	4,457,525	5,087,155	350,000	260,000	19,630	2,411,125	3,040,755
Gregory L. Hammond	310,000	160,000	22,926	3,732,830	4,225,756	310,000	160,000	22,926	2,004,485	2,497,411
John Turner	300,000	—	11,397	7,032,870	7,344,267	300,000	—	11,397	2,575,345	2,886,742

(1)

Amount only includes estimated monthly premium for continued health benefits under our existing group health insurance plans. Does not include monthly premiums for individual conversion life insurance or disability insurance policies.

(2)	Based on the fair market value of our common stock as of December 31, 2014, which was $31.28 per share.

Non-Employee Director Compensation

Fiscal 2014 Non-Employee Director Compensation Policy

During 2014, our non-employee director compensation policy provided that each non-employee director, other than Mr. Hodgson, was to receive the following cash compensation for board services:

•	$35,000 per year for service as a board member, or $50,000 per year for service as the Chairman of the Board;

•	$10,000 per year for service as the chair of the Audit Committee or Compensation Committee;

•	$1,000 for attendance at each Board meeting (whether in person or by telephone); and

•	$500 to non-chair committee members for attendance at each committee meeting (whether in person or by telephone).

In addition, pursuant to this policy, each non-employee director was granted an option to purchase 20,000 shares of our common stock (30,000 shares, in the case of the Chairman of the Board) at the time of the first Board meeting of each calendar year, and each new non-employee director is granted an option to purchase 60,000 shares of our common stock upon initial election to the Board. The number of shares granted to our non-employee directors pursuant to our policy was not affected by our stock split in July 2013.

Fiscal 2015 Non-Employee Director Compensation Policy

In March 2015, the Compensation Committee adopted a new non-employee director compensation policy effective January 1, 2015. This policy provides that each non-employee director, other than Mr. Hodgson, will receive the following cash compensation for board services:

•	$50,000 per year for service as a board member, or $75,000 per year for service as the Chairman of the Board;

•	$30,000 per year for service as the chair of the Audit Committee or Compensation Committee and $15,000 per year for service as the chair of the Nominating and Corporate Governance Committee;

•

$15,000 per year for service as a non-chair member of the Audit Committee or Compensation Committee and $7,500 per year for service as a non-chair member of the Nominating and Corporate Governance Committee;

•	$1,500 for attendance at each Board meeting (whether in person or by telephone); and

•

$1,000 to non-chair committee members for attendance at each meeting of the Audit Committee or Compensation Committee (whether in person or by telephone) and $500 to non-chair committee members for attendance at each meeting of the Nominating and Corporate Governance Committee. If the Board meeting and the Committee meeting are on the same day, only the Board meeting fee is paid.

In addition, on March 2015, with the adoption of the new director compensation policy, the Committee approved a grant to each existing non-employee director a restricted stock unit award with a grant date fair value of $200,000 to be settled in shares of our common stock ($300,000, in the case of the Chairman of the Board). These awards will vest in full on February 12, 2016, subject to the non-employee director’s continuous service through such date. Beginning in 2016, each non-employee director will be granted a restricted stock unit award with a grant date fair value of $200,000 to be settled in shares of our common stock ($300,000, in the case of the Chairman of the Board) at the time of the first Board meeting of each calendar year. These awards will vest in full on the first anniversary of the date of grant, subject to the non-employee director’s continuous service through such date.

In addition, each new non-employee director is granted a restricted stock unit award with a grant date value of $200,000 to be settled in shares of our common stock ($300,000, in the case of a new non-employee director to serve as Chairman of the Board) upon his or her initial election or appointment to the Board, multiplied by a fraction, the numerator of which is the number of days that will elapse between the director’s date of initial election or appointment and the first anniversary of the date of grant of the most recent grant of the annual restricted stock unit awards to the non-employee directors and the denominator of which is 365. These awards will vest in full on the first anniversary of the date of the most recent grant of the annual awards to the non-employee directors, subject to the non-employee director’s continuous service through such date.

We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2014:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Katherine August-deWilde	43,000	114,842	157,842
Martin Babinec	41,500	114,842	156,342
Raymond H. Bingham	67,000	172,263	239,263
Kenneth Goldman	50,000	114,842	164,842
David C. Hodgson	—	114,842	114,842
John Kispert	27,833	747,842	775,675
Wayne B. Lowell	45,000	114,842	159,842

(1)

The amounts reported in this column do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of the options to purchase shares of our common stock granted to our non-employee directors during fiscal 2014, as computed in accordance with FASB ASC 718. The assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2014. As required by SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions. Our non-employee directors who have received stock options will only realize compensation with regard to these options to the extent the trading price of our common stock at the time of exercise is greater than the exercise price of such options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2014.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options and RSUs(1)	Weighted- average exercise price of outstanding options	Number of securities remaining available for issuance under equity compensation plans(2)
Equity compensation plans approved by stockholders	6,900,560	$6.13	3,559,030
Equity compensation plans not approved by stockholders	—	—	—
Total	6,900,560	$6.13	3,559,030

(1)

Includes shares of common stock issuable pursuant to awards outstanding under our 2000 Equity Incentive Plan (the “2000 Plan”) and 2009 Equity Incentive Plan (the “2009 Plan”). Consists of (a) options to purchase140,719 shares of common stock under the 2000 Plan and 6,752,091 shares of common stock under the 2009 Plan and (b) 7,750 shares of common stock subject to restricted stock unit awards under the 2009 Plan.

(2)

Includes shares of common stock reserved for future issuance under the 2009 Plan and our 2014 Employee Stock Purchase Plan (the “2014 ESPP”). The number of shares reserved for issuance under the 2009 Plan will automatically increase on January 1st each year, starting on January 1, 2015 and continuing through January 1, 2019, by the lesser of 4.5% of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the immediately preceding calendar year, or a number of shares determined by the Board of Directors. The number of shares reserved for issuance under the 2014 ESPP will automatically increase on January 1st each year, starting on January 1, 2015 and continuing through January 1, 2024, by the lesser of (a) 1% of the total number of shares of the Registrant’s common stock outstanding on December 31st of the preceding calendar year, (b) 1,800,000 shares of common stock or (c) a number determined by the Board of Directors.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Transactions with Related Persons

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of the Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest, must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Certain Related-Person Transactions

This section describes transactions since January 1, 2014 to which we were a party or will be a party, other than compensation arrangements for our directors and executive officers, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

All of the transactions described below were entered into after presentation, consideration and approval by the Board. We believe the terms of the transactions described below were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.

In February 2014, we issued and sold 91,074 shares of our common stock to one of our directors, Katherine August-deWilde, at a price per share of $10.98, for an aggregate purchase price of approximately $1.0 million.

We have entered into indemnity agreements with our directors and officers that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of TriNet, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

See “Executive Compensation” for additional information regarding our compensation of and employment agreements with our Named Executive Officers. See “Non-Employee Director Compensation” for additional information regarding the our compensation of our non-employee directors.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are TriNet stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or TriNet. Direct your written request to TriNet Group, Inc., Attention: Executive Director, Investor Relations, 1100 San Leandro Blvd., Suite 400, San Leandro, CA 94577 at 510-875-7201. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Gregory L. Hammond

Secretary

April 2, 2015

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 is available without charge upon written request to: Corporate Secretary, TriNet Group, Inc., 1100 San Leandro Blvd., Suite 400, San Leandro, CA 94577.

TRINET GROUP, INC. 1100 SAN LEANDRO BLVD SUITE 400 SAN LEANDRO, CA 94577
VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M90420-P60552 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRINET GROUP, INC. For Withhold For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. All All Except The Board of Directors recommends you vote fOR the following: 1. To elect TriNet Group, Inc.‘s three nominees for director to hold office until the 2018 Annual Meeting of Stockholders. Nominees: 01) H. Raymond Bingham 02) Katherine August-deWilde 03) Kenneth Goldman

The Board of Directors recommends you vote fOR the following proposal: For Against Abstain 2. To approve, on an advisory basis, the compensation of TriNet Group, Inc.‘s Named Executive Officers, as disclosed in the proxy statement. The Board of Directors recommends you vote 1 year on the following proposal: 1 Year 2 Years 3 Years Abstain 3. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of TriNet Group, Inc.‘s Named Executive Officers. The Board of Directors recommends you vote fOR the following proposal: For Against Abstain 4. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as TriNet Group, Inc.‘s independent registered public accounting firm for the fiscal year ending December 31, 2015. NOTE: To conduct any other business properly brought before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
M90421-P60552
TRINET GROUP, INC.
Annual Meeting of Stockholders
May 21, 2015, 9:00 AM
This proxy is solicited by the Board of Directors
The undersigned stockholder hereby appoints Burton M. Goldfield and Gregory L. Hammond, or either of them, as proxies, each with the power to appoint themselves substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TRINET GROUP, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, local time on May 21, 2015, at the offices of TriNet Group, Inc., 1100 San Leandro Blvd., Suite 400, San Leandro, CA 94577 and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement to which this proxy relates.
Continued and to be signed on reverse side